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Exhibit 99(a)(1)

Offer to Purchase and Consent Solicitation Statement

        Navistar International Corporation

Offer To Purchase For Cash
Any and All Outstanding:

2.50% Senior Convertible Notes due 2007
(CUSIP Nos. 63934EAF5 and 63934EAG3)
and
Solicitation of Consents for
Amendments to the Related Indenture

        This tender offer and consent solicitation will expire at midnight, New York City time, on July 25, 2006, unless extended by Navistar (such time and date, as the same may be extended, the "Expiration Date").

        Navistar International Corporation, a Delaware corporation ("Navistar," the "Company," "we," "us" or "our"), is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement (this "Offer to Purchase") and the related Consent and Letter of Transmittal, any and all of its $190,000,000 outstanding 2.50% Senior Convertible Notes due 2007 (the "Notes") at a purchase price equal to $1,000.00 per $1,000.00 of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date on which the Notes are purchased, which is expected to be $2.85 per $1,000.00 principal amount of the Notes.

        Concurrently with this offer to purchase the Notes, Navistar is soliciting, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Consent and Letter of Transmittal, consents from the registered holders of Notes to (1) adopt the proposed amendments to the indenture governing the Notes to eliminate specified covenants and to modify certain events of default and other provisions of the indenture, (2) waive all prior and existing defaults and events of default under the indenture governing the Notes, including all existing and any future defaults and events of default arising from a failure by Navistar to comply with the reporting covenants set forth in Sections 3.02 and 3.03 of the indenture and (3) rescind all prior and existing notices of default and acceleration, if any, delivered to Navistar pursuant to the indenture governing the Notes. We refer to the matters described in (1), (2) and (3) above as the "Proposed Amendments." Navistar is not offering any separate or additional payment for the consents to the Proposed Amendments.

        This tender offer is conditioned upon receipt of consents to the Proposed Amendments from holders of at least a majority in aggregate principal amount of Notes outstanding on or prior to the Expiration Date, as well as the other general conditions discussed under the heading "The Tender Offer and Consent Solicitation—Conditions to the Tender Offer," being satisfied or waived on or prior to the Expiration Date.

        This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or any related documents. Any representation to the contrary is a criminal offense.

        The dealer managers and the solicitation agents for the tender offer and consent solicitation are:

Citigroup	Credit Suisse
Banc of America Securities LLC

June 27, 2006

IMPORTANT INFORMATION

        This Offer to Purchase and the accompanying Consent and Letter of Transmittal contain important information that should be read before any decision is made with respect to the tender offer and the consent solicitation. Under the terms of this Offer to Purchase and the Consent and Letter of Transmittal, the completion, execution and delivery of the Consent and Letter of Transmittal and any additional documents required thereby by a holder of Notes in connection with the tender of Notes prior to midnight, New York City time, on or prior to the Expiration Date will be deemed to constitute the consent of that tendering holder to the Proposed Amendments to the indenture governing the Notes and will entitle the tendering holder to receive the purchase price with respect to the Notes.

        The purpose of the tender offer and the related consent solicitation is to acquire all of the outstanding Notes and to eliminate several provisions of, waive existing defaults and events of default under the indenture, including all defaults and events of default arising from a failure by Navistar to comply with the reporting covenants set forth in Sections 3.02 and 3.03 of the indenture and rescind the notices of default and acceleration, if any, delivered under the indenture governing the Notes.

        Holders may not tender their Notes without delivering the related consents. Holders of Notes may not deliver consents without tendering the related Notes. Notes tendered may be withdrawn and consents may be revoked at any time prior to the Expiration Date. A valid withdrawal of Notes will render the corresponding consents defective. Consents provided in connection with a tender of Notes cannot be revoked without a valid withdrawal of the related Notes. Accordingly, a purported revocation of consents provided in connection with a tender of Notes without a concurrent valid withdrawal of the related Notes will not render the tender of Notes or the related consents defective.

        Navistar's obligation to accept for purchase and pay for Notes validly tendered and not withdrawn in the tender offer is conditioned upon (1) the receipt of consents to the Proposed Amendments from holders of at least a majority in aggregate principal amount of Notes outstanding (excluding Notes held by affiliates of Navistar) which we refer to as the "Requisite Consents," and (2) the satisfaction or waiver of the other general conditions to the tender offer set forth herein on or prior to the Expiration Date. See "The Tender Offer and Consent Solicitation—Conditions to the Tender Offer." If the Requisite Consents are not received or any of the other conditions to the tender offer are not satisfied or waived by Navistar on or prior to the Expiration Date, Navistar will not be obligated to accept for purchase or to pay for any of the Notes and any Notes that were previously tendered will be returned to the tendering holders.

        Subject to applicable law, Navistar reserves the right (1) to waive any and all conditions to the tender offer, except that the receipt of the Requisite Consents may not be waived, (2) to extend the tender offer and consent solicitation, (3) to terminate the tender offer in the event that any of the conditions applicable to the tender offer set out under "—Conditions to the Tender Offer" have not been satisfied or waived by Navistar on or prior to the Expiration Date or (4) to otherwise amend the tender offer and consent solicitation in any respect.

        Upon the terms and subject to the conditions of the tender offer (including, if the tender offer is extended or amended, the terms and conditions of the extension or amendment) and applicable law, promptly following the Expiration Date, Navistar will purchase, by accepting for purchase, and will pay for all Notes validly tendered (and not validly withdrawn) pursuant to the tender offer, which payment will be made by the deposit of immediately available funds by Navistar with Global Bondholder Services Corporation, the depositary for the tender offer.

        In the event that the tender offer is withdrawn or otherwise not completed, the purchase price with respect to the tender offer will not be paid or become payable to holders of Notes who have validly tendered their Notes in connection with the tender offer. In any such event, any Notes previously tendered in the tender offer will be promptly returned to the tendering holder in accordance with Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

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        Any holder desiring to tender Notes and deliver consents should either (1) complete and sign the Consent and Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions set forth therein and mail or deliver a manually signed Consent and Letter of Transmittal (or a manually signed facsimile thereof), together with the certificates evidencing the Notes (or confirmation of the transfer of the Notes in the account of the depositary with The Depository Trust Company or "DTC" pursuant to the procedures for book-entry transfer set forth herein) and any other documents required by the Consent and Letter of Transmittal (or an Agent's Message (as defined below) in the case of book-entry transfer) to the depositary, (2) request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the holder of Notes or (3) follow the procedures summarized below for tendering Notes and delivering consents through the DTC Automated Tender Offer Program ("ATOP"). Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee if they desire to tender Notes pursuant to the tender offer (and thereby deliver consents pursuant to the consent solicitation) so registered. A Letter of Instruction is included in the solicitation materials provided along with this Offer to Purchase that may be used by a beneficial owner in this process to effect a tender. See "The Tender Offer and Consent Solicitation—Procedures for Tendering Notes and Delivering Consents."

        Tenders of Notes and delivery of consents may be withdrawn at any time on or prior to the Expiration Date by following the procedures set forth under "The Tender Offer and Consent Solicitation—Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights."

        Holders who do not tender their Notes for repurchase pursuant to the tender offer or who withdraw their Notes on or prior to the Expiration Date will continue to hold Notes pursuant to the terms of the indenture governing the Notes. The Notes will continue to be convertible into Navistar common stock at a conversion price of $34.71 per share of common stock. If the Requisite Consents are received and the Proposed Amendments become operative, the Proposed Amendments will be binding on all non-tendering holders of the Notes. Therefore, the adoption of the Proposed Amendments may have adverse consequences for holders of Notes who elect not to tender their Notes in the tender offer. See "Significant Consequences to Non-Tendering Holders" and "Material United States Federal Income Tax Consequences" for discussions of certain factors that should be considered in evaluating the tender offer.

        This Offer to Purchase constitutes neither an offer to purchase Notes nor a solicitation of consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make an offer or solicitation under applicable securities or blue sky laws. The information contained in this Offer to Purchase is correct as of the date hereof and any subsequent material change to such information will be promptly disseminated to holders of the Notes in a manner reasonably calculated to inform such holders of such change.

        No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase and, if given or made, that information or representation may not be relied upon as having been authorized by Navistar or the dealer managers.

        None of Navistar, the dealer managers, the solicitation agents, the information agent or the depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Notes or consent or refrain from consenting to the Proposed Amendments.

        Questions and requests for assistance or for additional copies of this Offer to Purchase or any other documents related to this tender offer and consent solicitation may be directed to Global Bondholder Services Corporation, the information agent for the tender offer. Any questions concerning the terms of the tender offer or consent solicitation or requests for assistance may be directed to Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Banc of America Securities LLC, the dealer managers for the tender offer and the solicitation agents for the consent solicitation at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners of Notes may also contact their brokers, dealers, commercial banks or trust companies through which they hold the Notes with questions and requests for assistance concerning the tender offer and consent solicitation. Any holder or beneficial owner that has questions concerning tender procedures should contact the depositary at one of the addresses or telephone numbers set forth on the back cover of this Offer to Purchase.

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SUMMARY TERM SHEET

        The following summary is provided solely for the convenience of the holders of Notes. The information set forth below is a summary of all of the material terms of the offer and is qualified in its entirety by reference to the full text and more specified details contained elsewhere in this Offer to Purchase. Holders are urged to read this Offer to Purchase in its entirety. Each of the capitalized terms used in this Summary Term Sheet and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

Obligor	Navistar International Corporation.
The Notes	2.50% Senior Convertible Notes due December 15, 2007.
The Tender Offer
Navistar hereby offers to purchase any and all of the outstanding Notes for cash at the purchase price set forth below, upon the terms and subject to the conditions described in this Offer to Purchase.
The Consent Solicitation
Navistar is soliciting consents from the holders of the Notes to the Proposed Amendments to the indenture governing the Notes. Holders of Notes may not tender their Notes without delivering the related consents. Holders of Notes may not deliver consents without tendering the related Notes.
Purchase Price
The consideration for each $1,000.00 principal amount of Notes tendered and accepted for payment pursuant to the tender offer shall be $1,000.00, plus accrued and unpaid interest up to, but not including, the date the Notes are purchased, which is expected to be $2.85 per $1,000.00 principal amount of the Notes.
Consent Payment	There is no separate or additional payment for the consents to the Proposed Amendments.
The Expiration Date	The tender offer will expire at midnight, New York City time, on July 25, 2006, unless extended by Navistar.
The Proposed Amendments
Any and all defaults and events of default existing under the indenture governing the Notes, including all existing and any future defaults and events of default arising from a failure by Navistar to comply with the reporting covenants set forth in Sections 3.02 and 3.03 of the indenture will be waived, any and all notices of default and acceleration, if any, delivered under the indenture governing the Notes will be rescinded and specified covenants and certain events of default and related provisions in the indenture governing the Notes will be eliminated from or modified in the indenture governing the Notes.

Purpose of the Tender Offer and Consent Solicitation
The purpose of the tender offer is to acquire the outstanding Notes. The purpose of the consent solicitation and the Proposed Amendments is to obtain waivers of any and all existing and any future defaults and events of default under the indenture governing the Notes arising from a failure by Navistar to comply with the reporting covenants set forth in Sections 3.02 and 3.03 of the indenture, to rescind all notices of default and acceleration, if any, delivered under the indenture governing the Notes and to eliminate or modify specified covenants and the related events of default governing Navistar's actions contained in the indenture governing the Notes. See "Purpose of the Tender Offer and Consent Solicitation."
Requisite Consents
Validly delivered (and not validly revoked) consents to the Proposed Amendments from holders of Notes representing at least a majority of the aggregate principal amount of Notes then outstanding (excluding Notes held by affiliates of Navistar). As of the date of this Offer to Purchase, Navistar does not believe that any of the Notes are held by its affiliates.
Withdrawal Rights
Tenders of Notes may be withdrawn and consents may be revoked at any time on or before the Expiration Date, but not thereafter, by following the procedures described herein. A valid withdrawal of Notes will render the corresponding consents defective. Consents provided in connection with a tender of Notes cannot be revoked without a valid withdrawal of the related Notes. Accordingly, a purported revocation of consents provided in connection with a tender of Notes without a concurrent valid withdrawal of the related Notes will not render the tender of Notes or the related consents defective. See "The Tender Offer and Consent Solicitation—Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights."
Acceptance Date	The date Navistar accepts for payment all Notes that are validly tendered in the tender offer following the Expiration Date.
Payment Date
The purchase price for Notes validly tendered and accepted for payment after the Expiration Date of the tender offer will be paid promptly following the Acceptance Date. Payment will be made in immediately available (same-day) funds. See "The Tender Offer and Consent Solicitation—Acceptance of Notes for Purchase; Payment for Notes."
Conditions Precedent to the Tender Offer
Each of the tender offer and Navistar's obligation to purchase and pay for the Notes validly tendered and not withdrawn in the tender offer is conditioned upon (1) the receipt of the Requisite Consents and (2) the satisfaction or waiver of the other general conditions to the tender offer set forth herein on or prior to the Expiration Date. See "The Tender Offer and Consent Solicitation—Conditions to the Tender Offer."

Certain Consequences to Holders of Notes Not Tendering
Consummation of the tender offer and the adoption of the Proposed Amendments may have adverse consequences for holders of Notes that elect not to tender Notes in the tender offer, including the following:
•
holders of Notes outstanding after consummation of the tender offer and effectiveness of the Proposed Amendments will not be entitled to the benefit of specified covenants and certain of the events of default provisions presently contained in the indenture governing the Notes and will not have any remedies relating to the failure by Navistar to file its Annual Report on Form 10-K for the fiscal year ended October 31, 2005 and any other periodic reports with the Securities and Exchange Commission prior to the maturity of the Notes; and
• the trading market for Notes not tendered in response to the tender offer is likely to be significantly more limited.
For a discussion of certain factors that should be considered in evaluating the tender offer and the consent solicitation, see "Significant Consequences to Non-Tendering Holders."
Procedures for Tendering Notes and Delivering Consents
A beneficial owner whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact their nominee if the beneficial owner desires to tender its Notes and deliver a consent. DTC participants must transmit their acceptance to DTC through ATOP. For further information, call the information agent or the dealer managers at the telephone numbers set forth on the back cover of this Offer to Purchase or consult your broker, dealer, commercial bank, trust company or other nominee for assistance. See "The Tender Offer and Consent Solicitation—Procedures for Tendering Notes and Delivering Consents."
Material United States Federal Income Tax Consequences	For a summary of the material United States federal income tax consequences of the tender offer and the consent solicitation, see "Material United States Federal Income Tax Consequences."

Waivers; Extensions; Amendments; Termination
Navistar expressly reserves the right, in its reasonable discretion, subject to applicable law, at any time or from time to time prior to the Expiration Date, to (1) waive any condition to the tender offer (except that the receipt of the Requisite Consents is required and may not be waived) and accept all Notes previously tendered pursuant to the tender offer and consent solicitation, (2) extend the Expiration Date and retain all Notes tendered and all consents delivered pursuant to the tender offer and consent solicitation, subject, however, to the withdrawal rights of holders of Notes as described under "The Tender Offer and Consent Solicitation—Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights," (3) amend the terms of the tender offer and consent solicitation in any respect and (4) terminate the tender offer and consent solicitation and not accept for purchase any Notes upon failure of any of the conditions to the tender offer. Any amendment applicable to the tender offer and consent solicitation will apply to all Notes tendered pursuant to the tender offer and consents delivered in the consent solicitation. See "The Tender Offer and Consent Solicitation—Expiration Date; Extension; Termination; Amendments."
Brokerage Commissions
No brokerage commissions are payable by holders of Notes to the dealer managers, the solicitation agents, the information agent or the depositary. If Notes are held through a nominee, holders should contact their nominee to determine whether any transaction costs are applicable.
Dealer Managers and Solicitation Agents	The dealer managers and solicitation agents for the tender offer are Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Banc of America Securities LLC.
Information Agent and Depositary	Global Bondholder Services Corporation.
Trustee	BNY Midwest Trust Company.
Further Information
Additional copies of this Offer to Purchase and any other documents related to the tender offer and consent solicitation may be obtained by contacting the information agent at its telephone number and address set forth on the back cover of this Offer to Purchase.

ANSWERS TO QUESTIONS YOU MAY HAVE

        The following are answers to some of the questions that you, as a holder of the Notes may have. We urge you to read the remainder of this Offer to Purchase and the accompanying Consent and Letter of Transmittal carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this document and in the other documents delivered with this Offer to Purchase.

Who is offering to buy your Notes and soliciting your consent?

        Navistar is offering to purchase the Notes. In connection with its offer to purchase the Notes, Navistar is also soliciting consents to amend several provisions of, waive any and all existing defaults and events of default under the indenture, including those arising from a failure by Navistar to comply with the reporting covenants set forth in Sections 3.02 and 3.03 of the indenture and rescind the notices of default and acceleration, if any, delivered under the indenture pursuant to which the Notes were issued. Navistar originally issued the Notes on December 16, 2002. The mailing address of Navistar's principal executive offices is 4201 Winfield Road, Warrenville, Illinois 60555. Navistar's phone number is (630) 753-5000.

What securities are the subject of this offer to purchase and consent solicitation?

        We are offering to purchase, and requesting consents with respect to, all of the outstanding Notes. As of June 27, 2006, there were outstanding $190,000,000 in aggregate principal amount of the Notes. The Notes were issued under an Indenture, dated December 16, 2002, by and among Navistar, as issuer, International Truck and Engine Corporation, as guarantor, and BNY Midwest Trust Company, as trustee.

Why is Navistar offering to purchase your Notes?

        We are offering to purchase your Notes in order to retire the debt associated with the Notes. On February 3, 2006, we received a notice under the indenture governing the Notes alleging we were in default under Section 3.02 of the indenture because we had not yet provided the trustee under the indenture with a copy of our Annual Report on Form 10-K for the fiscal year ended October 31, 2005, which we refer to as the "2005 Annual Report," which is required to be filed with the U.S. Securities and Exchange Commission, which we refer to as the "SEC." To date, we have not been able to file our 2005 Annual Report or our Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2006 and April 30, 2006, with the SEC because we are resolving a number of complex and technical accounting issues in connection with the pending restatement of our financial statements. As part of the offer to purchase your Notes in the tender offer, we are seeking your consent to waive any and all existing defaults under the indenture, including all existing and any future defaults and events of default arising from a failure by Navistar to comply with the reporting covenants set forth in Sections 3.02 and 3.03 of the indenture, to amend the indenture to eliminate specified covenants contained in the indenture, and to rescind all notices of default and acceleration, if any, delivered under the indenture governing the Notes.

What price will you receive for your Notes if you tender them to us?

        We are offering to repurchase your Notes for cash at a repurchase price of $1,000.00 per $1,000.00 of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date on which the Notes are purchased, which is expected to be $2.85 per $1,000.00 principal amount of the Notes.

What price will you receive if you consent to the Proposed Amendments?

        We are not offering any separate or additional payments for your consent to the Proposed Amendments to the indenture governing the Notes.

May I consent to the Proposed Amendments without tendering my Notes?

        No. In order to consent to the Proposed Amendments, you must tender your Notes with respect to which the consents relate. You cannot tender your Notes without consenting to the Proposed Amendments.

Will Navistar purchase the Notes in the tender offer even if it does not receive the Requisite Consents to the Proposed Amendments?

        No. We will not repurchase the Notes tendered into the tender offer if we do not receive the consents required to amend and waive the provisions in the indenture governing the Notes and rescind the notices of default and acceleration, if any, delivered to Navistar pursuant to the indenture governing the Notes.

When do the tender offer and consent solicitation expire?

        You have until midnight, New York City time, on July 25, 2006, to tender your Notes in the tender offer and to consent to the Proposed Amendments to the indenture governing the Notes, unless we choose to extend the tender offer and the consent solicitation. We will make a public announcement if we extend the tender offer and the consent solicitation.

When will you receive payment from your tendered Notes?

        We will pay for the tendered Notes in cash promptly following July 25, 2006, the day on which your right to tender Notes and deliver your consents to the Proposed Amendments expires, if the tender offer and consent solicitation are not extended. If the tender offer and consent solicitation are extended, we will pay for tendered Notes promptly following expiration of the extended tender offer and consent solicitation. We are not offering any separate or additional payments for your consents with respect to the Notes.

Can you withdraw your tendered Notes or revoke your consents?

        Yes. You may withdraw your tendered Notes and/or revoke your consents to the Proposed Amendments at any time before midnight, New York City time, on July 25, 2006, or, if the tender offer and consent solicitation are extended, midnight, New York City time, on that later date. To withdraw your tender and/or revoke your consents, please follow the instructions under "The Tender Offer and Consent Solicitation—Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights" in this document. If you withdraw your tendered Notes, you will be deemed to have revoked your consents with respect to the withdrawn Notes. Consents provided in connection with a tender of Notes cannot be revoked without a concurrent valid withdrawal of the related Notes.

How will Navistar pay for the tendered Notes?

        The tender offer is not subject to any financing conditions. Navistar plans to pay for the tendered Notes with borrowings under its existing term loan facility. On February 22, 2006, Navistar entered into a 3-year senior unsecured term loan facility providing for borrowings in the aggregate principal amount of $1.5 billion. See "Sources and Amount of Funds."

What happens to your Notes if you do not tender your Notes?

        If you do not tender your Notes, they will remain outstanding according to their terms and will continue to accrue interest until the date of maturity. You will continue to have the right to convert your Notes into shares of Navistar common stock at a conversion price of $34.71 per share of common stock. Under the terms of the indenture governing the Notes, you may continue to present your Notes for conversion to the trustee. On June 26, 2006, the closing price on the New York Stock Exchange for a share of Navistar's common stock was $23.91. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR NAVISTAR COMMON STOCK BEFORE MAKING YOUR DECISION TO TENDER. See "Market Price Information" in this Offer to Purchase.

        After we purchase Notes under the tender offer, the trading market for the Notes may be significantly more limited, which will adversely affect the liquidity of the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the tender offer. The extent of the trading market for the Notes following the consummation of the tender offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at that time, the number of holders of the Notes remaining at that time and the interest in maintaining a market in the Notes on the part of securities firms.

        If the Proposed Amendments to the indenture governing the Notes are approved by a majority in aggregate principal amount of the Notes outstanding, we will use our reasonable best efforts to execute, and to cause the trustee and any other relevant parties to execute, a supplemental indenture giving effect to the Proposed Amendments. See "The Proposed Amendments."

What are the tax consequences if you tender your Notes and deliver your consent?

        The receipt of cash in exchange for Notes in the tender offer will be a taxable transaction for United States federal income tax purposes. If you are a U.S. Holder (as defined below), you will generally recognize capital gain or loss on the sale to us of a Note in an amount equal to the difference between (i) the amount of cash received for your Note other than in respect of accrued interest and (ii) your "adjusted tax basis" for the Note at the time of the sale to us. The capital gain or loss will be long-term if you held the Note for more than one year at the time of the sale to us. An exception to this capital gain treatment may apply if you purchased the Note at a "market discount." See "Material United States Federal Income Tax Consequences" in this document. This Offer to Purchase includes only a summary of the possible tax consequences to you. You should consult with your own tax advisor regarding the actual tax consequences to you.

How do you tender your Notes and deliver your consents?

        To tender your Notes and deliver your consents to the Proposed Amendments, you must carefully follow the instructions in this document and in the accompanying materials. By tendering your Notes, you will be deemed to consent to the Proposed Amendments with respect to the indenture governing the Notes. Persons holding Notes through the Depository Trust Company must follow a different process than those who are themselves the record holders of the Notes. See "The Tender Offer and Consent Solicitation—Procedures for Tendering Notes and Delivering Consents" in this document.

Where can I find additional information regarding Navistar?

        We file annual and periodic reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC's public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the internet site the SEC maintains at www.sec.gov and on our website at www.internationaldelivers.com. Information contained on our website is not part of, or incorporated in, this Offer to Purchase. Please see the section captioned "Available Information and Incorporation of Documents by Reference" on page    of this Offer to Purchase.

        You should be aware, however, that we have not yet filed with the SEC our 2005 Annual Report or our Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2006 and April 30, 2006. In addition, we announced on April 7, 2006, that our previously issued audited financial statements for periods after November 1, 2002 should no longer be relied upon because of errors in such financial statements. Accordingly, you must evaluate whether to elect to participate in the tender offer without material information regarding our current operating results and financial condition. Were this financial information available to you, it could be material to a decision as to whether or not to participate in the tender offer.

Who can you talk to if you need more information about the tender offer?

        Any questions or request for assistance or additional copies of this Offer to Purchase or the accompanying Consent and Letter of Transmittal may be directed to the information agent at (866) 857-2200 (toll free) or (212) 430-3774 (collect) or the dealer managers as follows: Citigroup Global Markets Inc. at (800) 558-3745 (U.S. toll free) or (212) 723-6106 (collect); Credit Suisse Securities (USA) LLC at (800) 820-1653 (U.S. toll free) or (212) 325-7596 (collect); or Banc of America Securities LLC at (888) 292-0070 (U.S. toll free) or (704) 388-4813 (collect). You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning this offer.

NAVISTAR

        Unless the context indicates otherwise, as used in Offer to Purchase (i)"Company," "us," "we," "our" and "Navistar" refer to Navistar International Corporation and its consolidated subsidiaries and their respective predecessors; (ii) "International" refers to International Truck and Engine Corporation, our principal operating subsidiary; (iii) "NIC" refers to Navistar International Corporation, exclusive of our subsidiaries; (iv) "NFC" refers to Navistar Financial Corporation, a wholly owned subsidiary of International, which together with NIC's three Mexican subsidiaries that provide financial services to its dealers and customers in Mexico, comprise our financial services operations; (v) "mid-range diesel engines" refers to 160-350 horsepower diesel fuel-powered engines; (vi)"North America" refers to the United States and Canada and (vii) "OEMs" refers to original equipment manufacturers.

Overview

        We are a leading manufacturer and distributor of a full line of diesel-powered medium and heavy trucks, school buses and parts and services sold under the International® truck brand and IC™ bus lines. We sell truck products to the common carrier, private carrier, government/service, leasing, construction, energy/petroleum and student transportation markets. We are also the leading supplier of mid-range diesel engines in the 160-350 horsepower range. Diesel engines are sold under the International® brand as well as produced for other OEMs in the United States, Mexico and Brazil, principally the Ford Motor Company. We are the exclusive supplier of 6.0L electronically controlled diesel engines to Ford through the year 2012 for use in all of Ford's diesel-powered super-duty pick-up trucks and vans between 8,500 and 12,500 lbs. gross vehicle weight, or GVW, in North America.

        We market our truck products, parts and services through the industry's largest dealer network in North America, specializing in medium and heavy trucks and school buses. As of October 31, 2004, our dealer network was comprised of 847 locations in North America. In addition, as of October 31, 2004, we had 68 dealer locations in Mexico. Our dealer network offers a comprehensive range of service, financing and other support functions to our customers. We also operate seven North American regional parts distribution centers that provide 24-hour availability and shipment with a 97% order fill rate of our truck and engine parts. We provide certain financial services to our customers and dealers through our financial services operations.

        Our financial services operations are conducted through NFC and NIC's three Mexican finance subsidiaries. NFC is a commercial financing organization that provides wholesale, retail and lease financing for sales of new and used trucks sold to dealers and retail customers in the United States. NFC also finances our wholesale accounts and select retail accounts receivable. NIC's three Mexican finance subsidiaries provide wholesale, retail and lease financing for sales of new and used trucks and service parts sold to dealers and retail customers in Mexico. The financial services operations also finance sale of new and used products of other manufacturers, regardless of whether those products are designed or customarily sold for use with International's truck products.

        NIC was incorporated under the laws of the State of Delaware in 1993 and is the successor to the truck and engine business of International Harvester Company, which business began in 1907. Our principal executive offices are located at 4201 Winfield Road, Warrenville, Illinois 60555, and our telephone number is (630) 753-5000. Our Web site is www.internationaldelivers.com. Our Web site, and the information contained therein, are expressly not included in or as part of this Offer to Purchase.

Background of the Notes

        On December 16, 2002, Navistar issued the Notes in aggregate principal amount of $190.0 million pursuant to an indenture, dated December 16, 2002, among Navistar, as issuer, International, as guarantor, and BNY Midwest Trust Company, as trustee (the "Indenture"). The Notes may be converted into shares of Navistar's common stock at an exchange price of $34.71 per share at any time by the holder thereof. The Notes will mature on December 15, 2007. The Notes are not redeemable at Navistar's option prior to their maturity date. Navistar can discharge its obligations under the Indenture with respect to the Notes beginning on December 15, 2006.

Background of the Tender Offer and Consent Solicitation

        Under applicable SEC rules, Navistar was required to file its Annual Report on Form 10-K for the fiscal year ended October 31, 2005 (the "2005 Annual Report"), with the SEC by January 17, 2006 and its Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2006 (the "First Quarter Form 10-Q") by March 13, 2006, and its Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2006, by June    , 2006 (the "Second Quarter Form 10-Q," and together with the First Quarter Form 10-Q, the "Form 10-Qs"). To date, Navistar has not been able to file its 2005 Annual Report or its Form 10-Qs with the SEC because it is still in the process of resolving a number of complex and technical accounting issues in connection with the pending restatement of its financial statements.

        On February 3, 2006, Navistar received a notice from purported holders of more than 25% of the Notes alleging that Navistar was in default under Section 3.02 of the Indenture (the "Reporting Covenant") for failing to timely provide the trustee for the Notes a copy of its 2005 Annual Report. Pursuant to the Indenture, Navistar had until April 8, 2006 to cure the default. Thereafter, either the trustee or holders of more than 25% or more of the Notes have the right to declare the principal amount and all accrued interest under the Notes immediately due and payable. On May 4, 2006, Navistar received an acceleration notice relating to the Notes from beneficial holders claiming to own more than 25% of the outstanding Notes. On May 8, 2006, Navistar informed such holders that the acceleration notice was defective under the terms of the Indenture in that it was provided by the beneficial owners of the Notes and not the registered holders of the Notes. By letter dated May 11, 2006, the holder acknowledged to Navistar that the May 4thletter was a nullity. To date, Navistar has not received another acceleration notice from such holders. The Indenture provides that any default resulting from a failure to comply with the Reporting Covenant can be waived by holders representing at least a majority of the aggregate principal amount of the Notes. Any acceleration of maturity of the Notes could cause a default under certain other indebtedness of Navistar and NFC.

        Navistar also has total maximum obligations of approximately $490 million as of October 31, 2005 under certain leases which have a similar requirement that Navistar timely file, and/or deliver to the lessor (within specified periods of time) a copy of, its annual filings with the SEC. Failure to comply with this requirement beyond the specified cure period in the leases would give the lessors the right to declare a default under the lease and take other adverse actions. Navistar currently has no reason to believe that any lessor would declare a default.

        The failure of Navistar to timely file its 2005 Annual Report also resulted in a default under NFC's $1.2 billion revolving credit facility. If a default exists under the credit facility, NFC may not incur any additional indebtedness under the credit facility until the default is cured or waived. NFC has obtained a waiver from its lenders under its credit facility through January 31, 2007. The waiver also covers a default related to the right, if any, of the holders of Navistar's long-term debt to accelerate payment of such debt because of the late filing of required SEC reports. In the event that the holders of any series of Navistar's long-term debt files a valid notice of acceleration, the waiver provides five business days for Navistar to pay such accelerated indebtedness. The waiver of default with respect to the right to accelerate or notice of acceleration is predicated on Navistar having funds available to it under its $1.5 billion senior unsecured term loan facility dated February 22, 2006. The waiver expires the earlier of (i) January 31, 2007 or (ii) the date on which NFC and Navistar shall have timely filed a report on Form 10-K or Form 10-Q after March 2, 2006.

Pending Financial Statements Restatement

        On April 7, 2006, Navistar announced that it will restate its financial results for the fiscal years 2002 through 2004 and for the first nine months of fiscal 2005 and that its previously issued audited financial statements for periods after November 1, 2002 should no longer be relied upon because of errors in such financial statements. Navistar also announced that the audit committee of its board of directors has designated KPMG LLP as Navistar's new registered public accounting firm to replace Deloitte & Touche LLP, whose engagement with Navistar was terminated by the audit committee. KPMG will opine on the 2005 Annual Report as well as the prior years restatements.

        The need for the restatements has been identified in the ongoing review of accounting matters that have prevented Navistar from filing its 2005 Annual Report and its Form 10-Qs on time. At present, it is anticipated that all restated financial statements and the filing of the 2005 Annual Report will be completed shortly before the filing of Navistar's Annual Report on Form 10-K for its fiscal year ending October 31, 2006, which is required to be filed with the SEC before January 16, 2007. Navistar currently expects that it will timely file its 2006 Annual Report with the SEC. These targeted completion dates may change as the process of finalizing the financial statements proceeds.

        To date, Navistar has identified items requiring restatement to include accounting for anticipated external funding of product development programs; timing of recognition of amounts deemed to be collectible from certain suppliers, including rebates and warranty recoveries; accounting for warranty to be provided by Navistar outside of the terms of the contractual arrangements; and shifting balances and expense amounts between reporting periods at one of Navistar's foundry operations. Navistar's review process continues and will likely result in the identification of additional items requiring correction in the restated results. The known adjustments will not affect previously reported cash flows from operations on a restated basis.

PURPOSE OF THE TENDER OFFER AND CONSENT SOLICITATION

        The principal purpose of the tender offer is to acquire all Notes in order to retire the debt associated with the Notes. We have received a notice under the indenture governing the Notes alleging we are in default under the Reporting Covenant of the Indenture because we have not yet provided the trustee with a copy of our 2005 Annual Report. To date, Navistar has not been able to file its 2005 Annual Report or its Form 10-Qs with the SEC because it is still resolving a number of complex and technical accounting issues in connection with the pending restatement of its financial statements. The principal purpose of the consent solicitation, which is being made in connection with the offer to purchase your Notes, is to obtain your consents to (1) amend the indenture under which the Notes were issued to eliminate specified covenants contained in the indenture, and to modify certain events of default and other provisions of the indenture, (2) obtain the waiver of any and all prior and existing defaults and events of default under the indenture governing the Notes, including all existing and any future defaults and events of default arising from a failure by Navistar to comply with the reporting covenants set forth in Sections 3.02 and 3.03 of the indenture, and (3) obtain the rescission of all prior and existing notices of default and acceleration, if any, delivered to Navistar pursuant to the indenture governing the Notes (collectively, the "Consents").

SOURCES AND AMOUNT OF FUNDS

        Navistar will need approximately $190.5 million to purchase all of the Notes and pay all accrued and unpaid interest up to, but excluding, the date on which the Notes are purchased. Navistar intends to use the borrowings under its existing term loan facility to finance the tender offer described herein. The tender offer described herein is not conditioned upon obtaining financing and is thus not conditioned upon funds being available under the existing term loan facility. To the extent such funds are not available, Navistar expects to use cash on hand and/or funds provided by one or more of its subsidiaries to finance the tender offer described herein.

        On February 22, 2006, Navistar entered into a 3-year senior unsecured term loan facility providing for borrowing in the aggregate principal amount of $1.5 billion, which was arranged by Credit Suisse LLC and included Banc of America Securities LLC, Banc of America Bridge LLC, Citigroup Corporate and Investment Banking and J.P. Morgan Chase Bank. This term loan facility is guaranteed by International, the principal operating subsidiary of Navistar. To date, Navistar has borrowed an aggregate of $1,305 million under the term loan facility to refinance a significant portion of its previously outstanding debt securities. In connection therewith, Navistar has eliminated any defaults or alleged defaults that may have existed under its other indentures from its failure to timely file its 2005 Annual Report or Form 10-Qs with the SEC. The term loan facility provides that Navistar can not make any further borrowings under the term loan facility after August 9, 2006, and that, as of that date, all existing defaults under such debt securities, including the Notes, must be cured or waived by the holders thereof.

        As of April 30, 2006, the term loan facility accrued interest at a rate of approximately 10.0%. Interest under the term loan facility is equal to a base rate or an adjusted LIBOR rate plus a spread. The spread, which is based on Navistar's credit ratings in effect from time to time, may range from 475 basis points to 725 basis points and will increase by an additional 50 basis points at the end of the twelve-month period following the date of the first borrowing and by an additional 25 basis points at the end of each subsequent six-month period and is subject to further increase under certain other circumstances.

        The proceeds of the new loan facility may be used to refinance Navistar's outstanding debt securities, including the Notes. Navistar's ability to draw funds under the new loan facility is subject to customary conditions, including, among others, the delivery to the lenders of customary legal opinions, that the representations and warranties made by Navistar in the term loan facility continuing to correct in all material respects, the absence of any default under the new loan facility, the application of the net proceeds therefrom in the manner specified in the new loan facility and the absence of any material adverse change since October 31, 2004. The term loan facility also contains customary covenants and events of default. A complete copy of the term loan facility has been filed with the SEC by Navistar on February 24, 2006 as Exhibit (b)(1) to the Schedule TO, which is incorporated herein by reference.

        From time to time after ten business days following the Expiration Date, Navistar or its affiliates may acquire Notes, if any, which remain outstanding following consummation of the tender offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms and at prices as it may determine, which may be more or less than the price to be paid pursuant to the tender offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) Navistar or its affiliates will pursue.

        Navistar expects to repay any indebtedness incurred under the term loan facility to finance the tender offer through cash generated from operations or through one or more refinancing transactions. No final decisions have been made, however, concerning the method Navistar will employ to repay such indebtedness.

THE TENDER OFFER AND CONSENT SOLICITATION

Principal Terms of the Tender Offer and the Consent Solicitation

        Navistar is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Consent and Letter of Transmittal, any and all of its outstanding Notes validly tendered and not validly withdrawn for a purchase price equal to $1,000.00 per $1,000.00 of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date on which the Notes are purchased, which is expected to be $2.85 per $1,000.00 principal amount of the Notes.

        Concurrently with this tender offer, Navistar is also soliciting, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Consent and Letter of Transmittal, Consents to the adoption of the Proposed Amendments to the Indenture governing the Notes. Navistar is not offering any separate or additional payment for the Consents. Pursuant to the terms of the Indenture governing the Notes, the Proposed Amendments require the receipt of the Requisite Consents. Navistar's obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn in the tender offer is conditioned upon, among other things, the receipt of the Requisite Consents on or prior to the Expiration Date.

        If the Requisite Consents with respect to the Notes are received, the Proposed Amendments will be binding on all holders of the Notes and their transferees, regardless of whether a holder has consented to the Proposed Amendments.

        Under the terms of this Offer to Purchase and the Consent and Letter of Transmittal, the completion, execution and delivery of the Consent and Letter of Transmittal and any additional documents required thereby by a holder of Notes in connection with the tender of Notes prior to midnight, New York City time, on or prior to the Expiration Date will be deemed to constitute the delivery of Consents to the Proposed Amendments by that tendering holder with respect to such holder's Notes and will entitle the tendering holder to receive the applicable purchase price for the Notes.

        Holders may not tender their Notes without delivering the related Consents. Holders may not deliver Consents without tendering Notes. Notes tendered may be withdrawn and Consents may be revoked at any time prior to the Expiration Date. A valid withdrawal of Notes will render the corresponding Consents defective. Consents provided in connection with a tender of Notes cannot be revoked without a valid withdrawal of the related Notes. Accordingly, a purported revocation of Consents provided in connection with a tender of Notes without a concurrent valid withdrawal of the related Notes will not render the tender of Notes or the related Consents defective.

        Navistar's obligation to accept for purchase and pay for the Notes validly tendered and not withdrawn in the tender offer is conditioned upon the receipt of the Requisite Consents for the tender offer, and upon the satisfaction or waiver of the other general conditions to the tender offer set forth herein on or prior to the Expiration Date. See "The Tender Offer and Consent Solicitation—Conditions to the Tender Offer." If the Requisite Consents with respect to the tender offer are not received or if any of the other conditions to the tender offer are not satisfied or waived by Navistar on or prior to the Expiration Date, Navistar will not be obligated to accept for purchase or to pay for any Notes with respect to the tender offer and any Notes previously tendered in the tender offer will be returned to the tendering holders. Under Rule 13e-4(f)(5) promulgated under the Exchange Act, Navistar must pay the consideration offered or return the Notes tendered promptly after termination or withdrawal of the tender offer.

        Upon the terms and subject to the conditions of the tender offer (including, if the tender offer is extended or amended, the terms and conditions of that extension or amendment) and applicable law, promptly following the Expiration Date, Navistar will purchase, by accepting for purchase, and will pay for all Notes validly tendered (and not validly withdrawn) pursuant to the tender offer, which payment will be made by the deposit of immediately available funds by Navistar with the depositary.

        The Proposed Amendments to the Indenture governing the Notes would delete in their entirety certain sections of the indenture and would amend Navistar's reporting obligations under the indenture. See "The Proposed Amendments." Pursuant to the terms of the Indenture governing the Notes, upon receipt of the Requisite Consents, Navistar intends to enter into, and to use its reasonable best efforts to cause the trustee and any other necessary parties to enter into, a supplemental indenture (the "Supplemental Indenture") to effect the Proposed Amendments with respect to the Indenture governing the Notes. The Supplemental Indenture will not become operative unless and until Navistar receives the Requisite Consents with respect to the Indenture governing the Notes and accepts the Notes for purchase pursuant to the tender offer (such date, the "Amendment Effectiveness Date"). With respect to the Indenture governing the Notes, if the Requisite Consents under the indenture are received and the Proposed Amendments with respect to the Indenture become operative, such Proposed Amendments will be binding on all non-tendering holders of Notes issued pursuant to the Indenture governing the Notes. Therefore, the adoption of the Proposed Amendments may have adverse consequences for holders of Notes who elect not to tender their Notes in the tender offer.

        Tenders of Notes may be withdrawn and Consents may be revoked at any time prior to the Expiration Date by following the procedures set forth under "The Tender Offer and Consent Solicitation—Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights."

        Holders who do not tender their Notes for purchase pursuant to the tender offer or who withdraw their Notes prior to the Expiration Date will continue to hold Notes pursuant to the terms of the Indenture governing the Notes. Holders who do not tender their Notes for purchase pursuant to the tender offer or who withdraw their Notes on or prior to the Expiration Date will continue to have the right, during the period the Notes are convertible as specified in the Indenture governing the Notes, to convert the Notes into shares of Navistar common stock. On June 26, 2006, the closing price of Navistar common stock, as reported on NYSE, was $23.91. For information on the recent stock price of Navistar common stock, see "Market Price Information." Subject to the terms of the Indenture governing the Notes, a holder may convert Notes tendered in the tender offer for shares of Navistar common stock at any time prior to the date on which such Notes are accepted for payment.

        The Notes purchased in the tender offer will cease to be outstanding and will be delivered to the trustee for cancellation immediately after such purchase. After we purchase Notes under the tender offer, the trading market for the Notes may be significantly more limited, which may adversely affect the liquidity of the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the tender offer. The extent of the trading market for the Notes following the consummation of the tender offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of holders of Notes remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms.

        If less than all of the principal amount of Notes held by a holder is tendered and accepted pursuant to the tender offer, Navistar will issue, and the trustee will authenticate and deliver to or on the order of the holder thereof, at the expense of Navistar, new Notes of authorized denominations, in a principal amount equal to the portion of the Notes not tendered or not accepted, as the case may be, as promptly as practicable after the Expiration Date.

Acceptance of Notes for Purchase; Payment for Notes

        Upon the terms and subject to the conditions of the tender offer (including, if the tender offer is extended or amended, the terms of any such extension or amendment) and subject to applicable law, holders of Notes that tender their Notes (and do not properly withdraw such tenders) in the tender offer and thereby deliver their Consents to the Proposed Amendments on or prior to the Expiration Date will be entitled to receive the purchase price for such Notes. Upon the terms and subject to the conditions of the tender offer, Navistar will purchase, by accepting for purchase following the Expiration Date, and will pay for such Notes promptly following the date on which such Notes are accepted for payment. Navistar expressly reserves the right, in its reasonable discretion, to delay acceptance for purchase of Notes tendered under the tender offer or the payment for Notes accepted for purchase pursuant to the tender offer (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that Navistar pay the consideration offered or return the Notes deposited by or on behalf of the holders of Notes promptly after the termination or withdrawal of the tender offer) if any of the conditions set forth below under "—Conditions to the Tender Offer" shall not have been satisfied or waived by Navistar on or prior to the Expiration Date or in order to comply in whole or in part with any applicable law, in either case, by oral or written notice of such delay to the depositary. In all cases, payment for Notes accepted for purchase pursuant to the tender offer will be made only after timely receipt by the depositary of Notes (or confirmation of book-entry transfer thereof), a properly completed and duly executed Consent and Letter of Transmittal (or a facsimile thereof) and any other documents required thereby.

        For purposes of the tender offer, Navistar will be deemed to have accepted for purchase validly tendered Notes (or defectively tendered Notes with respect to which Navistar has waived such defect) if, as and when Navistar gives oral or written notice thereof to the depositary. Payment for Notes accepted for purchase in the tender offer will be made by Navistar by depositing such payment, in immediately available funds, with the depositary, which will act as agent for the tendering holders for the purpose of receiving the purchase price and transmitting the same to such holders. Navistar will notify the depositary of which Notes tendered on or prior to the Expiration Date are accepted for purchase and payment pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, delivery of the purchase price will be made by the depositary promptly after receipt of funds for the payment of such Notes by the depositary.

        Tenders of Notes and the accompanying delivery of Consents pursuant to the tender offer will be accepted only in principal amounts of $1,000.00 or integral multiples thereof (provided that no single Note may be repurchased in part unless the principal amount of such Note to be outstanding after such repurchase is equal to $1,000 or an integral multiple thereof).

        If, for any reason, acceptance for purchase of or payment for validly tendered Notes pursuant to the tender offer is delayed, or Navistar is unable to accept for purchase or to pay for validly tendered Notes pursuant to the tender offer, then the depositary may, nevertheless, on behalf of Navistar, retain tendered Notes, without prejudice to the rights of Navistar described under "—Expiration Date; Extension; Termination; Amendments" and "—Conditions to the Tender Offer" and "—Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights", but subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that Navistar pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the tender offer.

        If any tendered Notes are not accepted for purchase for any reason pursuant to the terms and conditions of the tender offer, or if certificates are submitted evidencing more Notes than are tendered, certificates evidencing unpurchased Notes will be returned, without expense, to the tendering holder (or, in the case of Notes tendered by book-entry transfer into the depositary's account at DTC pursuant to the procedures set forth under the caption "—Procedures for Tendering Notes and Delivering Consents—Tender of Notes Held Through DTC; Book-Entry Transfer" below, such Notes will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Notes), unless otherwise requested by such holder under "Special Delivery Instructions" in the Consent and Letter of Transmittal, promptly following the Expiration Date.

        No alternative, conditional or contingent tenders will be accepted. A tendering holder, by execution of a Consent and Letter of Transmittal (or a manually signed facsimile thereof), waives all right to receive notice of acceptance of such holder's Notes for purchase.

        Holders of Notes tendered and accepted for purchase pursuant to the tender offer will be entitled to accrued and unpaid interest on their Notes to, but not including, the date on which the Notes are purchased. Under no circumstances will any additional interest be payable because of any delay by the depositary in the transmission of funds to the holders of purchased Notes or otherwise.

        Tendering holders of Notes purchased in the tender offer will not be obligated to pay brokerage commissions or fees or to pay transfer taxes with respect to the purchase of their Notes unless the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Consent and Letter of Transmittal has been completed, as described in the instructions thereto. Navistar will pay all other charges and expenses in connection with the tender offer. See "Dealer Managers and Solicitation Agents" and "Information Agent and Depositary."

Procedures for Tendering Notes and Delivering Consents

        The tender of Notes on or before the Expiration Date pursuant to the tender offer and in accordance with the procedures described below will be deemed to constitute the delivery of a Consent with respect to the Notes tendered. Holders of Notes may not deliver Consents without tendering their Notes in the tender offer.

        Tender of Notes Held Through DTC; Book-Entry Transfer.    The depositary will seek to establish accounts with respect to the Notes at DTC for the purpose of the tender offer within two NYSE trading days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

        The depositary and DTC have confirmed that the tender offer is eligible for ATOP. To effectively tender Notes that are held through DTC, DTC participants must electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance and send an Agent's Message to the Depositary for its acceptance. The Agent's Message must be received on or before the Expiration Date to effectively deliver Consents. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.

        The term "Agent's Message" means a message transmitted by DTC and received by the depositary and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in DTC tendering Notes which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the tender offer and Consent and Letter of Transmittal and that Navistar may enforce such agreement against such participant.

        The method of delivery of Notes and other documents to the depositary, including delivery through DTC and any acceptance of an Agent's Message transmitted through ATOP, is at the election and risk of the holder of Notes, and delivery will be deemed made when actually received by the depositary. Instead of effecting delivery by mail, it is recommended that tendering and consenting holders of Notes use an overnight or hand delivery service. If such delivery is by mail, it is recommended that holders of Notes use registered mail, validly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure delivery to the depositary before the Expiration Date.

        Tendering holders that transmit their acceptance through ATOP shall be deemed to have consented to the Proposed Amendments if received on or before the Expiration Date.

        Payment of Purchase Price.    Tendering holders should indicate to the Book-Entry Transfer Facility the name and address to which payment of the cash consideration and/or certificates evidencing Notes not accepted for purchase, each as appropriate, are to be issued or sent, if different from the name and address of the person transmitting such acceptance through ATOP. In the case of issuance in a different name, the employer identification or Social Security number of the person named must also be indicated and a Substitute Form W-9 for such recipient must be completed. If no such instructions are given, such payment of the cash consideration or Notes not accepted for purchase, as the case may be, will be made or returned, as the case may be, to the holder of Notes tendered. Persons who are beneficial owners of Notes but are not holders of Notes and who seek to tender Notes and, if applicable, deliver Consents should (a) contact the holder of such Notes and instruct such holder to tender and consent on its behalf or (b) effect a record transfer of such Notes from the holder to such beneficial owner and comply with the requirements applicable to holders for tendering Notes before the Expiration Date. Any Notes validly tendered before the Expiration Date accompanied by a validly transmitted Agent's Message for such Notes will be transferred of record by the registrar as of the Expiration Date at the discretion of Navistar, subject to the satisfaction or waiver of the conditions in this Offer of Purchase.

        United States Federal Income Tax Backup Withholding.    Under the United States federal income tax laws, the depositary may be required to withhold and remit to the United States Treasury 28% of the amount of the cash consideration paid to certain holders of Notes pursuant to the tender offer. In order to avoid such backup withholding, each tendering U.S. Holder (as defined below) of Notes electing to tender Notes pursuant to the tender offer must (1) provide the depositary with such holder's or payee's correct taxpayer identification number and certify that such holder or payee is not subject to such backup withholding by completing a Substitute Form W-9 or (2) otherwise establish an exemption from backup withholding. A Non-U.S. Holder (as defined below) may be required to submit the appropriate completed Internal Revenue Service Form W-8 (generally Form W-8 BEN) in order to establish an exemption from backup withholding.

        Determination of Validity.    All questions as to the form of all documents and the validity (including the time of receipt), eligibility, acceptance and withdrawal of tendered Notes and delivered Consents will be determined by Navistar in its sole discretion, which determination shall be final and binding. Navistar expressly reserves the absolute right (a) to reject any and all tenders or Consents not in proper form and to determine whether the acceptance of or payment by it for such tenders or Consents would be unlawful and (b) subject to applicable law, to waive or amend any of the conditions to the tender offer or to waive any defect or irregularity in the tender of any of the Notes or the delivery of any Consents. None of Navistar, the dealer managers, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. No tender of Notes or delivery of Consents will be deemed to have been validly made until all defects and irregularities with respect to such Notes or Consents have been cured or waived. Any Notes received by the depositary that are not validly tendered and as to which irregularities have not been cured or waived will be returned by the depositary to the appropriate tendering holder as soon as practicable. Interpretation of the terms and conditions of the tender offer will be made by Navistar in its sole discretion and will be final and binding on all parties.

Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights

        Tenders of Notes made on or prior to the Expiration Date may be properly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable except that Notes not yet accepted for payment may be withdrawn at any time after August 22, 2006 (40 business days after the commencement of the tender offer). A valid withdrawal of tendered Notes effected on or prior to the Expiration Date will constitute the concurrent valid revocation of such holder's related Consents.

Consents provided in connection with a tender of Notes cannot be revoked without a valid withdrawal of the related Notes. Accordingly, a purported revocation of such Consents without a concurrent valid withdrawal of the related Notes will not render the tender of the Notes or the related Consents defective. For a withdrawal of Notes to be proper, a holder must comply fully with the withdrawal procedures set forth below.

        Holders who wish to exercise their right to withdrawal with respect to the tender offer and consent solicitation must give written notice of withdrawal delivered by mail, hand delivery of facsimile transmission (or an electronic ATOP transmission notice of withdrawal in the case of DTC participants), which notice must be received by the depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In order to be valid, a notice of withdrawal must (1) specify the name of the person who tendered the Notes to be withdrawn, (2) state the name in which the Notes are registered (or, if tendered by book-entry transfer, the name of the DTC participant whose name appears on the security position listing as the owner of such Notes), if different than that of the person who tendered the Notes to be withdrawn, (3) contain the description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes and (4) be signed by the holder of such Notes in the same manner as the original signature on the Consent and Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), if any, or be accompanied by (a) documents of transfer sufficient to have the trustee register the transfer of the Notes into the name of the person withdrawing such Notes and (b) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such holder. If the Notes to be withdrawn have been delivered or otherwise identified to the depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the tender offer and will constitute the concurrent valid revocation of such holder's Consents.

        Withdrawal of Notes (and the accompanying revocation of Consents) can only be accomplished in accordance with the foregoing procedures.

        Notes properly withdrawn may thereafter be re-tendered (and Consents thereby re-given) at any time on or prior to the Expiration Date by following the procedures described under "—Procedures for Tendering Notes and Delivering Consents."

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by Navistar, in its sole discretion, which determination shall be final and binding. None of Navistar, the depositary, the dealer managers, the information agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

        The Notes are obligations of Navistar and are governed by the indenture under which the Notes were issued. There are no appraisal or other similar statutory rights available to holders of Notes in connection with the tender offer.

Conditions to the Tender Offer

        Navistar's obligation to accept for purchase and to pay for Notes validly tendered and not validly withdrawn in the tender offer is conditioned upon (1) the receipt of the Requisite Consents with respect to the tender offer on or prior to the Expiration Date and (2) the satisfaction or waiver of the additional conditions set forth below on or prior to the Expiration Date. Navistar may waive any of the conditions of the tender offer, in whole or in part, at any time and from time to time on or prior to the Expiration Date, except that the receipt of Requisite Consents with respect the tender offer is required by the indenture governing the Notes for approval of the Proposed Amendments and may not be waived. If the Requisite Consents are obtained by the Expiration Date, Navistar intends to enter into, and to use its reasonable best efforts to cause the trustee and any other relevant party to enter into, the Supplemental Indenture to the Indenture governing the Notes to effect the Proposed Amendments. The Supplemental Indenture will become effective upon execution, but will provide that the Proposed Amendments with respect to the tender offer will not become operative until the date on which such Notes are accepted for payment. If the tender offer is terminated or withdrawn, or the Notes are not accepted for purchase for any reason, the Supplemental Indenture will not become operative.

        Subject to Rule 14e-1(c) under the Exchange Act and notwithstanding any other provision of the tender offer and consent solicitation and in addition to (and not in limitation of) Navistar's rights to terminate, extend and/or amend the tender offer and consent solicitation in its reasonable discretion, Navistar shall not be required to accept for purchase, or to pay for, any tendered Notes if any of the following have occurred on or prior to the Expiration Date:

  (1)
  there shall have been instituted, threatened in writing, or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the tender offer, that in the reasonable judgment of Navistar, either (a) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Navistar or (b) would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the tender offer;

  (2)
  an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, threatened in writing, enacted, entered, issued, promulgated, enforced or deemed applicable by any court of governmental, regulatory or administration agency or instrumentality that, in the reasonable judgment of Navistar, would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the tender offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Navistar;

  (3)
  the trustee under the indenture governing the Notes shall have objected in any respect to or taken any action that could, in the reasonable judgment of Navistar, adversely affect the consummation of the tender offer or Navistar's ability to effect any of the Proposed Amendments to the indenture governing the Notes covered by the tender offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by Navistar in soliciting the Consents (including the form thereof) or in the making of the tender offer or the acceptance of, or payment for, the Notes and Consents; or

  (4)
  there shall have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any material adverse change in the price of the Notes in the United States or other major securities or financial markets, (c) a material impairment in the United States trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or other major financial markets (whether or not mandatory), (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of Navistar, would or would reasonably be expected to affect the extension of credit by banks or other lending institutions, (f) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

        The conditions to the tender offer are for the sole benefit of and may be asserted by Navistar, in its reasonable discretion, regardless of the circumstances giving rise to such conditions, or may be waived by Navistar, in whole or in part, at any time or from time to time on or prior to the Expiration

Date, in its reasonable discretion (except that the Requisite Consents with respect to the tender offer may not be waived). The failure by Navistar at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time on or prior to the Expiration Date. Any determination by Navistar concerning the events described in this section shall be final and binding upon all persons.

Expiration Date; Extension; Termination; Amendments

        The tender offer and consent solicitation will expire at midnight, New York City time, on July 25, 2006, unless extended by Navistar.

        Navistar expressly reserves the right to extend the tender offer and consent solicitation on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the depositary and by making a public announcement by press release prior to 9 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the tender offer and consent solicitation, Notes previously tendered and all related Consents previously delivered pursuant to the tender offer and consent solicitation (and not validly withdrawn) will remain subject to the tender offer and consent solicitation and may, subject to the terms and conditions of the tender offer and consent solicitation, be accepted for purchase by Navistar, subject to withdrawal rights of holders of Notes. For purposes of the tender offer and consent solicitation, the term "business day" means any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are permitted or obligated by law to be closed.

        To the extent it is legally permitted to do so, Navistar expressly reserves the right, in its reasonable discretion, to (1) waive any condition to the tender offer (except that the receipt of the Requisite Consents is required by the Indenture governing the Notes for the approval of the Proposed Amendments to the indenture governing the Notes and may not be waived), (2) extend the Expiration Date and retain all Notes tendered and all Consents delivered pursuant to the tender offer and consent solicitation, subject to the withdrawal rights of holders, (3) increase the purchase price in the tender offer and consent solicitation and (4) amend any other term of the tender offer and consent solicitation. Any amendment to the tender offer and consent solicitation will apply to all Notes covered by the tender offer that are tendered and not previously accepted for purchase, regardless of when or in what order such Notes were tendered. If Navistar makes a material change in the terms of the tender offer or consent solicitation,Navistar will disseminate additional tender offer materials and will extend the tender offer and consent solicitation, in each case, to the extent required by law. In addition, if Navistar changes either (a) the principal amount of the Notes subject to the tender offer or (b) the purchase price of the Notes subject to the tender offer, then the tender offer will be amended to the extent required by law to ensure that the tender offer remains open for at least ten business days after the date that notice of any such change is first published, given or sent to holders of Notes by Navistar.

        Navistar expressly reserves the right, in its reasonable discretion, to terminate the tender offer and the consent solicitation if any conditions applicable to the tender offer set out under "—Conditions to the Tender Offer" have not been satisfied or waived by Navistar on or prior to the Expiration Date. Any such termination will be followed promptly by a public announcement of the termination and Navistar will also promptly inform the depositary if its decision to terminate the tender offer and/or consent solicitation.

        In the event that the tender offer is withdrawn or otherwise not completed, the purchase price will not be paid or become payable to holders who have validly tendered their Notes in connection with the tender offer. In any such event, any Notes previously tendered in the tender offer will be returned to the tendering holder in accordance with Rule 13e-4(f)(5) promulgated under the Exchange Act and the Proposed Amendments with respect to the tender offer, if previously entered into, will terminate and not become operative.

THE PROPOSED AMENDMENTS

        The following is a summary of the Proposed Amendments. Capitalized terms used but not defined in the following summary have the meanings assigned to them in the Indenture governing the Notes.

        The Proposed Amendments, if adopted and effected, will waive any and all existing Defaults and Events of Default that have arisen or may arise under the Indenture governing the Notes, including those arising from a failure by Navistar to comply with the reporting covenants set forth in Sections 3.02 and 3.03 of the indenture, will eliminate substantially all of the covenants in the indenture governing Navistar's actions, other than the covenants to pay principal of and interest on the Notes when due, and will eliminate or modify the related events of default. For more complete information regarding the effects of the Proposed Amendments, reference is made to the Indenture governing the Notes, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO, of which this Offer to Purchase forms a part.

        The Proposed Amendments will be effected by the Supplemental Indenture, which will be executed by Navistar and the trustee promptly following the Expiration Date. Although the Supplemental Indenture will be executed promptly following the Expiration Date, the Proposed Amendments will not become effective until validly tendered Notes are accepted for payment by Navistar pursuant to the tender offer. The Indenture governing the Notes, without giving effect to the Proposed Amendments, will remain in effect until the Proposed Amendments become effective on the Amendment Effectiveness Date. If the tender offer to purchase the Notes is terminated or withdrawn, or the Notes are not purchased hereunder, the Proposed Amendments will not become effective.

        The Proposed Amendments constitute a single proposal and a tendering and/or consenting holder must consent to the Notes Proposed Amendments as an entirety and may not consent selectively with respect to certain Proposed Amendments. Pursuant to the terms of the Indenture governing the Notes, the Proposed Amendments require the consent of the holders of a majority in aggregate principal amount of Notes then outstanding under the indenture governing the Notes (excluding Notes held by affiliates of Navistar). As of the date of this Offer to Purchase, the aggregate outstanding principal amount of the Notes is $190,000,000, and Navistar does not believe that any of the Notes are held by its affiliates. If the Requisite Consents are received and the Proposed Amendments become effective with respect to the Indenture governing the Notes, the Proposed Amendments will be binding on all non-tendering holders.

        Upon receipt of the Requisite Consents with respect to the Proposed Amendments and the execution of the Supplemental Indenture, the Requisite Consents Condition will be deemed satisfied. See "The Tender Offer and Consent Solicitation—Conditions of the Tender Offer."

        Waiver of All Existing Defaults and Events of Default.    The Supplemental Indenture will:

  •
  waive any and all Defaults or Events of Default that have arisen or may arise under the indenture governing the Notes, including but not limited to, those that may have arisen or may arise as a result of (1) a failure by Navistar to comply with Section 3.02 of the Indenture governing the Notes at any time prior to the maturity date of the Notes, (2) a failure by Navistar to provide the Trustee with any notice of Default or Event of Default required by Section 3.03 of the Indenture governing the Notes at any time prior to the maturity date of the Notes or (3) any acceleration of any Indebtedness or other event otherwise constituting a Default or an Event of Default under Section 5.01(h) of the Indenture governing the Notes;

  •
  rescind any notice of Default provided to Navistar at any time prior to the Amendment Effectiveness Date; and

  •
  rescind any notice of acceleration of the Notes received by Navistar at any time prior to the Amendment Effectiveness Date.

Each consenting holder of Notes will be deemed to have instructed the trustee to take any and all actions necessary to effect the foregoing waivers and rescissions.

        Other Waivers and Releases.    In consideration for the purchase of the Notes pursuant to the tender offer, tendering Holders will be deemed to waive, release, forever discharge and agree not to sue Navistar or its former, current or future directors, officers, employees, agents, subsidiaries, affiliates, stockholders, predecessors, successors, assigns or other representatives as to any and all claims, demands, causes of action and liabilities of any kind and under any theory whatsoever, whether known or unknown (excluding any liability arising under U.S. federal securities laws in connection with the tender offer and consent solicitation), by reason of any act, omission, transaction or occurrence, that the tendering Holders ever had, now has or hereafter may have against Navistar as a result of or in any manner related to any prior non-compliance of the terms of the Indenture governing the Notes or in any manner related to:

  •
  the tendering Holder's disposition of the Notes pursuant to the tender offer;

  •
  any decline in the value thereof up to and including the Expiration Date (and thereafter, to the extent the holder retains Notes after the Proposed Amendments become effective);

  •
  the tendering Holder's delivery of any Consents pursuant to the consent solicitation; or

  •
  the effectiveness or impact of the Proposed Amendments.

The principal reason the Company has commenced the tender offer is to eliminate any and all defaults or events of defaults that may exist under the indenture relating to the Notes and obtaining the foregoing release and waiver from the tendering holders is an integral part of this objective. For more information regarding the background to the tender offer, see "Navistar- Background of the Tender Offer and Consent Solicitation."

        Deletion/Amendments of Covenants.    The Supplemental Indenture would, in substance, eliminate the covenants entitled "Repurchase Upon Fundamental Change" (Section 3.06) and "Limitation on Guarantees by Subsidiaries" (Section 3.11) from the Indenture governing the Notes.

        In addition, the covenants entitled "Reports by the Company" (Section 3.02) and "Compliance Certificate" (Section 3.03) will be deleted in their entirety and replaced with the following: "Navistar shall comply with Section 314 of the TIA."

        Modification of Events of Default.    In addition, the Proposed Amendments would eliminate or modify the events of default under the Indenture governing the Notes relating to such covenants, other than events of default relating to the failure to pay principal of and interest on the Notes (Section 5.01).

        Deletion of Definitions.    The Proposed Amendments would also delete certain definitions from the Indenture governing the Notes and Notes when references to such definitions would be eliminated as a result of the foregoing.

        The foregoing summary does not purport to be comprehensive or definitive, and is qualified in its entirety by reference to the Indenture and the form of Supplemental Indenture, each of which has been filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO (the "Schedule TO").

SIGNIFICANT CONSEQUENCES TO NON-TENDERING HOLDERS

        In deciding whether to participate in the tender offer and consent solicitation, each holder should consider carefully, in addition to the other information contained in this Offer to Purchase, the following:

        Limited Trading Market:    The Notes are not listed on any securities exchange or reported on a national quotation system.

        To the knowledge of Navistar, the trading volumes for the Notes are generally low. To the extent that Notes are tendered and accepted in the tender offer, the trading market for Notes may become even more limited. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller "float") may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price for Notes not tendered or tendered but not purchased may be affected adversely to the extent that the number of Notes purchased pursuant to the tender offer reduces the float. The reduced float may also tend to make the trading price more volatile. Holders of unpurchased Notes may attempt to obtain quotations for the Notes from their brokers; however, there can be no assurance that an active trading market will exist for the Notes following the tender offer. The extent of the public market for the Notes following consummation of the tender offer would depend upon the number of holders of Notes remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms and other factors.

        Effect of the Proposed Amendments:    If the Proposed Amendments become operative, the Notes that are not tendered and purchased pursuant to the tender offer will remain outstanding and will be subject to the terms of the Indenture pursuant to which such Notes were issued as modified by the Supplemental Indenture. In addition, as a result of the adoption of the Proposed Amendments, material covenants will be eliminated from the Indenture governing the Notes and holders of unpurchased Notes will no longer be entitled to the benefits of such covenants and related provisions. Most significantly, the Supplement Indenture will delete the covenant in the Indenture that requires Navistar to repurchase the Notes upon a Fundamental Change that occurs prior to the maturity of the Notes, at a repurchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to (but excluding) the date of repurchase. A "Fundamental Change" is defined in the Indenture to occur if:

  •
  the common stock of Navistar (or its successor under the Indenture) is no longer traded on a U.S. national securities exchange or approved for trading on the NASDAQ Stock Market;

  •
  (a) Navistar consolidates with or merges into another person (other than a direct or indirect wholly-owned subsidiary) and the holders of the common stock of Navistar immediately prior to the transaction receive for their common stock shares of the resulting or surviving entity (or its parent) which in the aggregate represent less than a majority of the total voting stock that are normally entitled to vote in the election of directors of the resulting or surviving entity (or its parent) immediately after the transaction or (b) any person (other than a direct or indirect wholly-owned subsidiary) consolidates with or merges into Navistar and the holders of the common stock of Navistar immediately prior to the transaction beneficially own shares of the resulting or surviving entity which in the aggregate represent less than a majority of the total voting power of all classes of voting stock that are normally entitled to vote in the election of directors of the resulting or surviving entity (or its parent) immediately after the transaction;

  •
  Navistar, or Navistar together with its subsidiaries taken as a whole, sells, conveys, transfers or leases all or substantially all of their properties and assets to any person or group in one or a series of transactions other than (1) to one or more if its direct or indirect wholly-owned subsidiaries, (2) in a permitted joint venture or (3) a transaction in which the holders of the common stock of Navistar immediately prior to the transaction receive for their common stock shares of the transferee or lessee (or its parent) which in the aggregate represent a majority of the total voting power of all classes of voting stock that are normally entitled to vote in the election of directors of the transferee or lessee (or its parent) immediately after the transaction;

  •
  any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) other than (1) Navistar or one or more of its direct or indirect wholly-owned subsidiaries or (2) employee or retirement benefit plans or trusts sponsored or established by Navistar or its subsidiaries is or becomes after the issue date of the notes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding voting stock that is normally entitled to vote in the election of directors of Navistar;

  •
  Navistar adopts a plan relating to its liquidation or dissolution; or

  •
  the outstanding common stock of Navistar is reclassified into, exchanged for or converted into the right to receive any other property or security;

  provided, however, that none of these circumstances will be a Fundamental Change if at least 90% of the aggregate fair market value (as determined by Navistar's board of directors) of the property and securities received or retained by holders of Navistar's common stock in respect of such common stock in such transaction, other than cash payments for fractional shares, consists of shares of voting common stock of the successor person (or its parent) that are, or upon issuance will be, traded on a U.S. national securities exchange or approved for trading on the NASDAQ Stock Market.

As a result of the deletion of this covenant, Navistar could engage in a number of transactions, including a "going-private" transaction, that would have a material adverse effect on the value of the conversion feature of the Notes without having to make an offer to repurchase the Notes. See "The Proposed Amendments."

        Repurchase of Notes:    Although we reserve the right, in our sole discretion, from time to time after ten business days after the Expiration Date to purchase any Notes that remain outstanding through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise, we are under no obligation to do so.

        Tax Consequences:    See "Material United States Federal Income Tax Consequences" for a discussion of the material United States federal income tax matters that should be considered in evaluating the tender offer.

MARKET PRICE INFORMATION

        The Notes are not listed on any national or regional securities exchange or reported on a national quotation system. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Holders are urged to obtain current information with respect to the market prices for the Notes.

        Our common stock is listed on the New York, Chicago and Pacific Stock Exchanges under the symbol "NAV." The table below sets forth the high and low closing sale prices of the common stock on the NYSE Composite Transactions Tape as reported in The Wall Street Journal during the indicated time periods.

	Common Stock Price Range
	High	Low
Fiscal 2004
First quarter ended January 31	$52.75	$40.01
Second quarter ended April 30	49.80	43.35
Third quarter ended July 31	46.20	33.96
Fourth quarter ended October 31	38.47	32.86
Fiscal 2005
First quarter ended January 31	$44.29	$34.78
Second quarter ended April 30	42.69	29.10
Third quarter ended July 31	34.82	28.59
Fourth quarter ended October 31	34.97	25.88
Fiscal 2006
First quarter ended January 31	$30.28	$25.69
Second quarter ended April 30	29.83	26.38
Third quarter ending July 31 (through June 26, 2006)	29.01	23.80

        At June 26, 2006, Navistar's common stock was held by approximately 15,334 holders of record.

        We have not paid cash dividends on our common stock since 1980. At present, we do not expect to pay cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends will be made by our board of directors in light of our earnings, financial position, capital requirements and such other factors as the board of directors deems relevant at such time. Our term loan facility described herein contains restrictions on our ability to pay cash dividends on our common stock.

        We urge you to obtain more current market price information for our common stock during the tender offer period.

        As of June 26, 2006, there were $190,000,000 in aggregate principal amount of Notes outstanding.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of certain material U.S. federal income tax considerations of the Offer to Purchase and Consent Solicitation to U.S. Holders and Non-U.S. Holders (in both cases as defined below) of the Notes. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular Holders in light of their individual investment circumstances or to certain types of Holders subject to special tax rules, including partnerships, banks, financial institutions or other "financial services" entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting for Notes, persons that hold Notes as part of a "straddle," a "hedge" or a "conversion transaction," persons that have a functional currency other than the U.S. dollar, investors in pass-through entities, certain former citizens or permanent residents of the United States and persons subject to the alternative minimum tax. This discussion also does not address any federal non-income, state, local or foreign tax consequences of the Offer to Purchase and Consent Solicitation. This summary assumes that Holders have held the Notes exclusively as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Notes that is (1) a citizen or an individual resident of the United States; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States or any political subdivision of the United States; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A "Non-U.S. Holder" is a beneficial owner of Notes that is an individual, corporation, trust or estate and that is not a U.S. Holder.

        If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. In this event, the partner and partnership should consult their tax advisors concerning the tax treatment of the Notes.

        EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE OFFER TO PURCHASE AND CONSENT SOLICITATION.

Consequences to Tendering and Consenting U.S. Holders

        Sale of Notes.    The receipt of cash by a U.S. Holder in exchange for Notes will be a taxable transaction for U.S. federal income tax purposes. Subject to the market discount rules discussed below, a U.S. Holder that tenders Notes will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received (other than amounts attributable to accrued but unpaid interest not yet included in the U.S. Holder's income) and (ii) the U.S. Holder's adjusted tax basis in the Notes (taking into account all basis adjustments including those under the original issue discount, market discount and amortizable bond premium rules). Such capital gain or loss will be long-term capital gain or loss if the U.S Holder held the Notes for more than one year at the time of the sale. Non-corporate taxpayers are generally subject to a maximum regular federal income tax rate of 15-percent on net long-term capital gains. The deductibility of capital losses is subject to certain limitations. Amounts received by the U.S. Holder attributable to accrued but unpaid interest that has not yet been included in the U.S. Holder's income will be taxable as ordinary income. In addition, it is possible that the Internal Revenue Service will take the position that a portion of the cash received by a U.S. Holder for its Notes should be treated as separate consideration for consenting to the Proposed Amendments, in which case such portion would be taxed as ordinary income and not as capital gain as described above. U.S. Holders are encouraged to consult their own tax advisors in this regard.

        Market Discount.    A Note has "market discount" if, in general, its principal amount exceeds its tax basis in the hands of the Holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. Gain recognized by a U.S Holder with respect to Notes with market discount will generally be subject to tax as ordinary income to the extent of the market discount accrued during such U.S. Holder's period of ownership. This rule will not apply to a U.S. Holder who previously had elected to include market discount in income as it accrued for U.S. federal income tax purposes, in which case such U.S. Holder's adjusted tax basis will have been increased as such accrued market discount was included in income.

Consequences to Tendering and Consenting Non-U.S. Holders

        Sale of Notes.    Subject to the discussion below with respect to accrued interest, a Non-U.S. Holder that tenders Notes generally will not be subject to U.S. federal income taxation on any cash received in exchange for Notes, unless (i) gain upon receipt of the cash is effectively connected with the conduct of a U.S. trade or business or (ii) the Company is or has been a U.S. real property holding corporation at any time within the five-year period preceding the Non-U.S. Holder's disposition of the Notes and certain other conditions are satisfied. The Company believes that it has not been a U.S. real property holding company at any time during the relevant five-year period. If a Non-U.S. Holder that tenders Notes is subject to U.S. federal income taxation, the Non-U.S. Holder will be subject to tax on any gain on a net basis in the same manner as a U.S. Holder. A Non-U.S. Holder that is a corporation may also be subject to a 30-percent branch profits tax on amounts effectively connected with a U.S. trade or business to the extent that it withdraws earnings from the United States. Under certain unusual circumstances, an individual Holder that is present in the United States for 183 days or more in the taxable year of disposition may be treated as a Non-U.S. Holder under the definition above. In this case, unless the gain is already subject to tax as effectively connected with the conduct of a U.S. trade or business, the gain of the Non-U.S. Holder will generally be subject to a 30-percent tax on the gross amount of the gain and the Non-U.S. Holder's ability to offset other losses against the gain on the Notes will be limited. In addition, it is possible that the Internal Revenue Service will take the position that a portion of the cash received by a Non-U.S. Holder for its Notes should be treated as separate consideration for consenting to the Proposed Amendments, in which case the tax treatment of such portion is unclear. Non-U.S. Holders are encouraged to consult their own tax advisors in this regard.

        Accrued Interest.    Payments to a Non-U.S. Holder that tenders Notes and that are attributable to accrued interest (other than accrued interest that is effectively connected with the conduct of a U.S. trade or business) generally will not be subject to U.S. federal income tax unless the Non-U.S. Holder either fails to comply with any applicable certification requirements or:

  (i)
  actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote,

  (ii)
  is a "controlled foreign corporation" that is related to the Company within the meaning of applicable tax rules, or

  (iii)
  is a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business.

        Payments attributable to accrued interest (other than accrued interest that is effectively connected with the conduct of a U.S. trade or business) that is subject to U.S. federal income tax will generally be subject to a 30-percent tax on the gross amount of the payments. Payments attributed to accrued interest that is effectively connected with the conduct of a U.S. trade or business will generally be subject to tax on a net basis in the same manner as a U.S. Holder. In addition, a Non-U.S. Holder that is a corporation may also be subject to a 30-percent branch profits tax on amounts effectively connected with a U.S. trade or business to the extent that it withdraws earnings from the United States.

        Income Tax Treaties.    If you are eligible for treaty benefits under an income tax treaty entered into by the United States, you may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax, and you may be able to treat your gain, even if effectively connected with a U.S. trade or business, as nontaxable provided that the trade or business is not conducted through a permanent establishment located in the United States. You should consult your tax advisor regarding possible relief under an applicable income tax treaty.

Consequences to Non-Tendering U.S. Holders and Non-U.S. Holders

        Generally, the modification of a debt instrument will be treated, for U.S. federal income tax purposes, as a "deemed" exchange of an old debt instrument for a new debt instrument if the modification is "significant" as specially determined for U.S. federal income tax purposes. The Company intends to take the position that the adoption of the Proposed Amendments does not constitute a "significant modification" of the Notes within the meaning of the applicable Treasury Regulations, and, therefore, that the modification will not result in a deemed exchange of the Notes for U.S. federal income tax purposes. The basis for this position is that (i) to the extent the modification constitutes a deletion or alteration of customary accounting or financial covenants, applicable Treasury Regulations provide that such deletion or alteration does not constitute a "significant modification" and (ii) all other modifications pursuant to the Proposed Amendments do not fall within any of the events specifically described in the applicable Treasury Regulations as constituting a significant modification and do not otherwise alter the legal rights and obligations of the Holders and the Company to an extent that is "economically significant." In such case, a Holder who does not tender Notes pursuant to the Offer to Purchase and Consent Solicitation should not recognize any gain or loss, for U.S. federal income tax purposes, as a result of the adoption of the Proposed Amendments, and such Holder should continue to have the same tax basis and holding period in its Notes as such Holder previously had in its Notes before the modification. However, there can be no assurance that the Internal Revenue Service will not assert that, contrary to the Company's intended tax treatment, the modification results in a deemed exchange of the Notes for U.S. federal income tax purposes.

        If the adoption of the Proposed Amendments is treated as a significant modification of the terms of the Notes, then a non-tendering Holder would be treated, for U.S. federal income tax purposes, as having exchanged its "old" Notes for "new" Notes. In this case, the tax treatment of the exchange is unclear. One possibility is that the deemed exchange would be treated as a tax-free recapitalization of the Company, in which case the non-tendering Holder would not recognize any gain or loss so long as the "principal amount" of the "new" Notes does not exceed the "principal amount" of the "old" Notes (except to the extent that a Holder receives any portion of the "new" Note in exchange for accrued but unpaid interest on the "old" Note, for which the treatment is unclear and which would likely be treated by U.S. Holders as ordinary income recognized on the exchange followed by a nontaxable recovery of basis when the accrued but unpaid interest is ultimately received). Although not free from doubt, the Company believes that the "principal amount" as that term is used in the relevant provision of the Code means the stated principal amount of the Notes, in which case a U.S. Holder would not recognize gain or loss if the "old" Notes are deemed to have been exchanged for "new" Notes. However, in order for the exchange of "old" Notes for "new" Notes to qualify as a tax-free recapitalization of the Company, both the "old" Notes and the "new" Notes must qualify as "securities" as that term is used in the reorganization provisions of the Code. Whether a debt instrument constitutes a "security" for U.S. federal income tax purposes depends on all facts and circumstances. As a general rule, debt instruments issued with a maturity at issuance of five years or less do not constitute "securities," whereas debt instruments with a maturity at issuance of ten years or more do constitute "securities." However, there are exceptions to this general rule in the case law and in guidance from the Internal Revenue Service, and there are other meaningful factors in the determination of whether a debt instrument is a security other than the maturity at issuance. In addition, it is unclear how to determine whether a "new" debt instrument is a security in the case of a deemed exchange of an "old" debt instrument for a "new" debt instrument by virtue of a significant modification of the debt instruments, although a recent Internal Revenue Service revenue ruling supports the view that the "new" debt instrument would be classified as a security if the "old" debt instrument is so classified.

        If an exchange were deemed to have occurred and such deemed exchange did not qualify as a tax-free recapitalization, such an exchange would be a taxable transaction for U.S. federal income tax purposes and a Holder of Notes would be treated as receiving, in exchange for the "old" Notes, an amount equal to the "issue price" (described below) of the "new" Notes received by such Holder at the time of the deemed exchange (but excluding any amount attributable to accrued but unpaid interest, for which the treatment is unclear and which (other than with respect to Non-U.S. Holders not subject to tax on interest income as described above) would likely be treated as ordinary income recognized on the exchange followed by a nontaxable recovery of basis when the accrued but unpaid interest is ultimately received). In such case, a Holder (other than a Non-U.S. Holder not subject to tax on gains on a sale or exchange of the Notes as described above) would recognize gain or loss (subject to application of the wash sale rules) equal to the difference between the amount realized by such Holder in the deemed exchange of its "old" Notes for its "new" Notes (other than any portion attributable to accrued but unpaid interest) and its adjusted basis in its "old" Notes. If the adoption of the Proposed Amendments constitutes a deemed exchange for U.S. federal income tax purposes, the "issue price" of the "new" Notes will equal (i) the Notes' stated principal amount if neither the "old" Notes nor the "new" Notes are traded on an established securities market, as that term is defined for purposes of the original issue discount rules, (ii) the "new" Notes' fair market value as of the effective date of the Proposed Amendments if the "new" Notes are traded on an established securities market or (iii) the "old" Notes' fair market value as of the effective date of the Proposed Amendments if the "new" Notes are not traded on an established securities market but the "old" Notes are so traded. If the adoption of the Proposed Amendments constitutes a deemed exchange for U.S. federal income tax purposes and the stated principal amount of the "new" Notes exceeds the "new" Notes' issue price on the date of the deemed exchange, the "new" Notes may be subject to the original issue discount rules of the Code.

        Holders that do not tender their Notes should consult their tax advisors for further information on the tax treatment of continuing to hold the Notes.

Withholding and Information Reporting

        Under certain circumstances a U.S. Holder or a Non-U.S. Holder may be subject to information reporting and withholding (including backup withholding) with respect to the proceeds from a sale or exchange of the Notes. Backup withholding generally will not apply to a U.S. Holder that is a corporation or other exempt entity and demonstrates that status as required by applicable Treasury Regulations, or to a U.S. Holder that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on a form acceptable under applicable Treasury Regulations (generally an Internal Revenue Service Form W-9). Backup withholding generally will not apply to a Non-U.S. Holder that certifies its foreign status on a form acceptable under applicable Treasury Regulations (generally an Internal Revenue Service Form W-8). Non-U.S. persons may also need to file an acceptable form to avoid withholding on amounts effectively connected with a U.S. trade or business, to claim the benefits of an applicable tax treaty or to claim the benefits of any exemption from U.S. federal income taxation described above. Any amount withheld under the withholding rules of the Code (including the backup withholding rules) is not an additional tax, but rather is credited against the Holder's U.S. federal income tax liability. Holders are advised to consult their tax advisors to ensure compliance with the procedural requirements to reduce or avoid withholding or, if applicable, to file a claim for a refund of withheld amounts in excess of the Holder's U.S. federal income tax liability.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER TO PURCHASE AND CONSENT SOLICITATION.

DEALER MANAGERS AND SOLICITATION AGENTS

        Navistar has engaged Citigroup Global Markets Inc. ("Citigroup"), Credit Suisse Securities (USA) LLC ("Credit Suisse") and Banc of America Securities LLC ("Banc of America") to act as dealer managers and solicitation agents in connection with the tender offers. Citigroup, Credit Suisse and Banc of America will be paid customary fees for their services and will be reimbursed for reasonable costs and expenses. Navistar has agreed to indemnify the dealer managers against certain liabilities in connection with the tender offers, including liabilities under the federal securities laws, and will contribute to payments the dealer managers may be required to make in respect thereof. Citigroup, Credit Suisse and Banc of America are also lenders under Navistar's new loan facility. Citigroup, Credit Suisse and Banc of America and their respective affiliates have performed investment banking, commercial banking and advisory services for Navistar from time to time. Citigroup, Credit Suisse and Banc of America may, from time to time in the future, engage in transactions with and perform services for Navistar in the ordinary course of their businesses. Citigroup, Credit Suisse and Banc of America may make a market in securities of Navistar.

INFORMATION AGENT AND DEPOSITARY

        Global Bondholder Services Corporation is serving as information agent in connection with the tender offer. The information agent will assist with the mailing of this Offer to Purchase and related materials to holders of Notes, respond to inquiries of and provide information to holders of Notes in connection with the tender offer or consent solicitation and provide other similar advisory services as Navistar may request from time to time. Requests for additional copies of this Offer to Purchase and any other required documents (collectively, the "Offering Materials") should be directed to the dealer managers or to the information agent at one of the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Global Bondholder Services Corporation has been appointed as depositary for the tender offer.

FEES AND EXPENSES

        In addition to the fees and out of pocket expenses payable to the dealer managers and the solicitation agents, Navistar will pay the depositary and the information agent reasonable and customary fees for their services (and will reimburse them for their reasonable out of pocket expenses in connection therewith) and will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out of pocket expenses incurred by them in forwarding copies of the Offer to Purchase, Consent and Letter of Transmittal and related documents to the beneficial owners of the Notes. In addition, Navistar will indemnify the depositary and the information agent against certain liabilities in connection with their services, including liabilities under the federal securities laws.

        Navistar will pay all transfer taxes, if any, with respect to the Notes. If, however, Notes for principal amounts not accepted for tender are to be delivered to, or are to be registered or issued in the name of, any person other than the holder of the Notes, or if tendered Notes are to be registered in the name of any person other than the person electronically transmitting acceptance through ATOP, or if a transfer tax is imposed for any reason other than the purchase of Notes pursuant to the tender offer, then the amount of any such transfer tax (whether imposed on the holder of Notes or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted, then the amount of such transfer tax will be deducted from the purchase price otherwise payable to such tendering holder. Any remaining amount will be billed directly to such tendering holder.

AVAILABLE INFORMATION AND
INCORPORATION OF DOCUMENTS BY REFERENCE

        Navistar is subject to the reporting and other informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. Navistar has failed to timely file its Annual Report on Form 10-K for its fiscal year ended October 31, 2005 and its Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2006 and April 30, 2006. The reports and other information that Navistar has filed with the SEC may be inspected and copied at the public reference section maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information regarding the public reference rooms and its copy charges. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxies and other information regarding registrants that file electronically with the SEC, and certain of Navistar's filings are available at that web site.

        The following documents have been filed by Navistar with the SEC and are hereby incorporated herein by reference:

  •
  Navistar's Annual Report on Form 10-K for the fiscal year ended October 31, 2004, which was filed with the SEC on February 15, 2005;

  •
  Navistar's Definitive Proxy Statement dated and filed with the SEC on February 23, 2005;

  •
  Navistar's Quarterly Reports on Form 10-Q for the quarters ended January 31, 2005, April 30, 2005 and July 31, 2005, which were filed with the SEC on April 25, 2005, June 9, 2005 and September 9, 2005, respectively; and

  •
  Navistar's Current Reports on Form 8-K filed with the SEC on February 23, 2005, February 28, 2005, March 2, 2005, March 10, 2005, March 14, 2005, March 17, 2005, March 23, 2005, March 31, 2005, April 12, 2005, April 14, 2005, April 22, 2005, April 25, 2005, May 4, 2005, June 9, 2005, June 15, 2005, July 6, 2005, August 9, 2005, August 22, 2005, September 7, 2005, September 9, 2005, October 4, 2005, October 21, 2005, November 8, 2005, December 12, 2005, December 16, 2005, January 17, 2006, February 3, 2006, February 9, 2006, February 16, 2006, February 21, 2006, February 24, 2006, March 2, 2006, March 3, 2006, March 8, 2006, March 24, 2006, April 6, 2006, April 12, 2006, April 28, 2006, May 5, 2006, May 10, 2006, May 17, 2006, May 19, 2006, June 1, 2006, June 5, 2006 and June 7, 2006.

        On April 7, 2006, Navistar announced that its previously issued audited financial statements for periods after November 1, 2002 should no longer be relied upon because of errors in such financial statements. Accordingly, Navistar specifically does not incorporate in this Offer to Purchase any of its historical financial statements filed, or financial information included, in its Annual Reports on Form 10-K for the fiscal years ended October 31, 2004, 2003 and 2002 or in its Quarterly Reports on Form 10-Q for the quarters ended January 31, 2005, April 30, 2005 and July 31, 2005, or in any Current Report on Form 8-K.

        Any person receiving a copy of this Offer to Purchase may obtain without charge, upon request, copies of any of the documents incorporated by reference herein, except for the exhibits to those documents (unless any exhibit is specifically incorporated by reference therein). Requests should be directed to Investor Relations at Navistar International Corporation, telephone number (630) 753-5000.

        Pursuant to Rule 13e-4 under the Exchange Act, Navistar has filed with the SEC a Schedule TO, of which this Offer to Purchase forms a part, and related exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference section of the SEC described above as well as through the SEC's web site, http://www.sec.gov.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This Offer to Purchase and the information incorporated by reference in this Offer to Purchase may include forward-looking statements that are subject to risks and uncertainties. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, and those forward-looking statements only speak as of the date of this Offer to Purchase. Forward-looking statements include information concerning Navistar's possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are based on assumptions that Navistar has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors Navistar believes are appropriate under the circumstances. As you read and consider this Offer to Purchase, you should understand that these statements are not guarantees of performance results. They involve risks, uncertainties and assumptions. Although Navistar believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Navistar's actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Some of these factors include:

  •
  We have announced that we intend to restate our consolidated financial statements and we replaced our registered public accounting firm.

  •
  Our failure to timely file our audited financial statements and Form 10-K for the year ended October 31, 2005 and our unaudited financial statements and Form 10-Q for the quarterly periods ended January 31, 2006 and April 30, 2006 (and possibly subsequent quarterly periods), have, among other things, resulted in defaults under various of our leases and could result in defaults under our finance subsidiary's unsecured credit facility, the delisting of our common stock from the NYSE and the loss of business or a reduction of our credit rating, each of which could materially and adversely affect our financial condition and results of operations. We did not timely file our Form 10-K for the year ended October 31, 2005 and Form 10-Qs for the quarters ended January 31, 2006 and April 30, 2006, and we may not timely file subsequent quarterly reports. Thus, we have been unable to comply with the requirement of the Exchange Act that we timely file an annual report on Form 10-K and quarterly reports on Form 10-Q and the requirements of the NYSE. We are not able to predict when we will be able to complete and file the 2005 Annual Report or the Form 10-Qs.

  •
  As a result of our inability to timely file our periodic reports, including the 2005 Annual Report and the Forms 10-Qs, with the SEC, among other things:

  •
  if we do not file our periodic reports within the time periods set forth in our leases and our finance subsidiary's unsecured credit facility, and if we are unable to obtain further amendments or waivers to such requirements (currently we have a waiver with respect to our finance subsidiary's unsecured credit facility through January 31, 2007 but do not have a waiver under any of our leases), we will not be in compliance with such agreements. If we are unable to cure any such breach under those agreements within the time period prescribed therein, such breaches would constitute an event of default under such agreements and possibly trigger cross defaults under various of our other agreements, including our new $1.5 billion unsecured credit facility.

  •
  our stock may be delisted from the NYSE following August 7, 2006 if the NYSE does not grant us an additional extension to comply with its reporting requirements, which could have a material adverse effect on us by, among other things, reducing:

  (i)
  the liquidity of our common stock;

  (ii)
  the market price of our common stock;

  (iii)
  the number of institutional and other investors that will consider investing in our common stock;

  (iv)
  the number of market makers in our common stock;

  (v)
  the availability of information concerning the trading prices and volume of our common stock;

  (vi)
  the number of broker-dealers willing to execute trades in shares of our common stock;

  (vii)
  our ability to obtain equity financing for the continuation of our operations; and

  (viii)
  the effectiveness of the equity-based component of our compensation plans for our employees used to attract and retain individuals important to our operations.

  •
  we may have difficulty in keeping existing business or obtaining new business and we may experience a reduction in our credit rating which could have a material adverse effect on us by, among other things:

  (i)
  reducing our revenues if existing and potential customers hesitate to, or decide not to, retain us;

  (ii)
  increasing our costs or decreasing our liquidity if suppliers desire a change in existing payment terms; and

  (iii)
  increasing our borrowing costs or negatively affecting our ability to obtain new financings on acceptable terms or at all if ratings agencies downgrade our credit ratings.

  •
  we are not currently able to finance our operations through public offerings of debt or equity securities or to make acquisitions that involve a public offering of securities because we are not eligible to use a registration statement to sell our securities and will not be eligible to use one until we are current in our required SEC filings, and we will not be eligible to use a short-form Form S-3 registration statement until we have timely filed our SEC reports for a period of twelve months, which may increase the time and resources we would need to expend if we choose to access the public capital markets;

  •
  until we file our 2005 Annual Report and Form 10-Qs and other required SEC filings, there will not be adequate current public information available to permit certain resales of restricted or controlled securities pursuant to Rule 144 of the Securities Act of 1933, as amended; and

  •
  until we file our 2005 Annual Report, we will not be able to hold an annual meeting of stockholders.

  •
  The occurrence of these events could have a material adverse impact on our business and our liquidity.

  •
  Failure to properly implement the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

  •
  Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting. As described in our quarterly report on Form 10-Q for the period ended July 31, 2005, we concluded, as of that date, that there were material weaknesses in our disclosure controls and procedures due to the lack of a sufficient quantity of specialized accounting personnel at our finance subsidiary, Navistar Financial Corporation. If we do not correct this material weakness or we or our independent registered public accounting firm determines that we have additional material weaknesses in our internal control over financial reporting, we may be unable to provide financial information in a timely and reliable manner. Although we consistently review and evaluate our internal controls systems to allow management to report on, and our independent auditors to attest to, the sufficiency of our internal controls, we cannot assure you that we will not discover additional material weakness in our internal controls over financial reporting. Any such additional material weakness could adversely affect our financial results or investors' confidence in our company.

  •
  We could be the subject of various lawsuits or governmental investigations alleging violations of federal securities laws by us or any of our directors or executive officers in relation to the announced restatement of our financial statements. The announced restatement may lead to lawsuits and/or governmental investigations against us and/or our directors and executive officers. To date, we are not aware of any such lawsuit. In the event that any of our directors or executive's officers would be named or suffer damages as a consequence of such lawsuits, we believe after payment of a deductible, those amounts should be covered by our director and officer insurance policy but we cannot assure you that the impact of any loss not covered by insurance or applicable reserves would not be material. The defense of any lawsuits or governmental investigations may cause the diversion of management's attention and resources. An unfavorable outcome of a particular matter could have a material adverse effect on our business, operating results or financial condition. Any litigation or regulatory proceeding, even if resolved in our favor, could cause us to incur significant legal and other expenses. Moreover, we may be the subject of negative publicity focusing on the financial statement inaccuracies and resulting restatement. The occurrence of any of the foregoing could divert our resources and harm our reputation.

  •
  The markets in which Navistar competes are subject to considerable cyclicality.

  •
  Navistar operates in the highly competitive North American truck market.

  •
  Navistar's business may be adversely impacted by work stoppages and other labor relations matters.

  •
  The loss of business from Ford Motor Company, Navistar's largest customer, could have a negative impact on its business, financial condition and results of operations.

  •
  The costs associated with complying with environmental and safety regulations could lower Navistar's margins.

  •
  Navistar's liquidity position may be adversely affected by a continued downturn in its industry.

  •
  Navistar's business could be negatively impacted in the event our subsidiary, Navistar Financial Corporation, is unable to access sufficient capital to engage in its financing activities.

  •
  Navistar has significant underfunded postretirement obligations.

  •
  Navistar's manufacturing operations are dependent upon third-party suppliers, making Navistar vulnerable to a supply shortage.

  •
  Navistar's ability to use net operating loss carryovers to reduce future tax payments if there is a change in ownership of Navistar.

  •
  Navistar is exposed to political, economic and other risks that arise from operating a multinational business.

  •
  Navistar's substantial debt could require Navistar to use a significant portion of its cash flow to satisfy debt obligations and may limit operating flexibility.

  •
  Adverse resolution of litigation may adversely affect Navistar's operating results or financial condition.

  •
  We may not achieve all of the expected benefits from our restructuring plans or current business strategies and initiatives.

  •
  All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above.

        The expectations of Navistar concerning any adjustments to its financial statements as a result of the restatement of its financial results are also "forward-looking statements." The final results of the restatement may result in adjustments that are materially greater or different from the adjustments Navistar currently expects. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

        Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. The forward-looking statements made in this Offer to Purchase or incorporated by reference into this Offer to Purchase relate only to events as of the date on which the statements are made. Navistar undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. For a further and more detailed description of these factors, please refer to Exhibit 99.1 to Navistar's Current Report on Form 8-K filed on April 12, 2006.

MISCELLANEOUS

        Other than with respect to the depositary, the information agent, the solicitation agents and the dealer managers, neither Navistar nor any of its affiliates has engaged, or made any arrangements for, and have no contract, arrangement or understanding with, any broker, dealer, agent or other person regarding the purchase of Notes hereunder, and no person has been authorized by Navistar or any of its affiliates to provide any information or to make any representations in connection with the tender offer, other than those expressly set forth in this Offer to Purchase, and, if so provided or made, such other information or representations must not be relied upon as having been authorized by Navistar or any of its affiliates. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that the information set forth herein is correct as of any time after the date hereof.

        From time to time after ten business days following the Expiration Date or termination of the tender offer, Navistar may acquire Notes that remain outstanding, if any, whether or not the tender offer is consummated, through open market purchases, privately negotiated transactions or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the tender offer and could be for cash or other consideration, or Navistar may decide to discharge the Indenture beginning one year prior to the maturity date of the Notes in accordance with the Indenture governing the Notes. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) Navistar may pursue.

        No dealer, salesperson or other person is authorized to give any information or to make any representations with respect to the matters described in the Offering Materials (which include any materials appended thereto) other than those contained therein or in the documents incorporated by reference therein and, if given or made, such information or representation must not be relied upon as having been authorized by Navistar, the dealer managers, the solicitation agents, the Depositary or the information agent. The delivery of this Offer to Purchase and the Consent and Letter of Transmittal (which include any materials appended thereto) shall not, under any circumstances, create any implication that there has been no change in the affairs of Navistar since the date thereof, or that the information therein is correct as of any time after the date thereof.

        Requests for assistance in completing and delivering the Consent and Letter of Transmittal and requests for additional copies of this Offer to Purchase, the accompanying Consent and Letter of Transmittal and other related documents should be directed to the information agent:

The information agent for the tender offer and consent solicitation is:

Global Bondholders Services Corporation

By Registered or Certified Mail, Hand or by Overnight Courier:

Global Bondholders Services Corporation
65 Broadway, Suite 723
New York, New York 10006
Attention: Corporate Actions

Facsimile Transmission Number: (212) 430-3775	Confirm by Telephone: (866) 857-2200 (212) 430-3774

        Any questions or requests for assistance or additional copies of this Offer to Purchase or the Consent and Letter of Transmittal may be directed to the dealer managers at the telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer and consent solicitation.

        The dealer managers and the solicitation agents for the tender offer and consent solicitation are:

Citigroup	Credit Suisse
Citigroup Global Markets Inc. Liability Management Group 390 Greenwich Street, 4th Floor New York, New York 10013 (212) 723-6106 (collect) (800) 558-3745 (US Toll Free) Attn: Michael Zicari	Credit Suisse Securities (USA) LLC 11 Madison Avenue New York, New York 10010 (212) 325-7596 (collect) (800) 820-1653 (US Toll Free) Attn: Andrew Karsh

Banc of America Securities LLC

Banc of America Securities LLC
9 West 57th Street, 6th Floor
New York, New York 10019
(704) 388-4813 (collect)
(888) 292-0070 (US Toll Free)
Attention: Andrew Kapp

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IMPORTANT INFORMATION
TABLE OF CONTENTS
SUMMARY TERM SHEET
ANSWERS TO QUESTIONS YOU MAY HAVE
NAVISTAR
PURPOSE OF THE TENDER OFFER AND CONSENT SOLICITATION
SOURCES AND AMOUNT OF FUNDS
THE TENDER OFFER AND CONSENT SOLICITATION
THE PROPOSED AMENDMENTS
SIGNIFICANT CONSEQUENCES TO NON-TENDERING HOLDERS
MARKET PRICE INFORMATION
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
DEALER MANAGERS AND SOLICITATION AGENTS
INFORMATION AGENT AND DEPOSITARY
FEES AND EXPENSES
AVAILABLE INFORMATION AND INCORPORATION OF DOCUMENTS BY REFERENCE
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
MISCELLANEOUS